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Exhibit 99.13

         July 11, 2002

For Immediate Release

For Further Information Contact:

Bruce R. Lauritzen
Chairman of the Board
402-341-0500

Timothy D. Hart
Secretary, Treasurer
402-341-0500

TRADED: OTC Bulletin Board
SYMBOL: FINN

FIRST NATIONAL COMPLETES TENDER OFFER

        OMAHA, NE July 11, 2002—First National of Nebraska (OTCBB: "FINN") announced today that it completed its tender offer to purchase, for $3,500 per share in cash, all shares of its common stock held by shareholders who owned 99 or fewer shares on June 4, 2002. A total of 9,637 shares of common stock were tendered prior to the expiration of the tender offer at 5:00 P.M., Central Daylight Time, on July 10, 2002. Payment for the shares tendered will be made promptly.

        Bruce Lauritzen, Chairman, stated that a sufficient number of shareholders have tendered stock to reduce the number of record shareholders to less than 240, thus permitting First National to go private. Accordingly, First National filed today with the Securities and Exchange Commission ("SEC") a Form 15 (Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934) in order to deregister its common stock with the SEC and become a private company. In addition, First National notified the OTC Bulletin Board ('OTCBB') of this filing and was advised that its common stock will cease to be quoted on the OTCBB.

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  Exhibit 99.13